Exhibit 4.1
AMENDMENT TO RIGHTS AGREEMENT
     THIS AMENDMENT TO RIGHTS AGREEMENT, dated as of February 22, 2007 (this “Amendment”), between SEMCO ENERGY, INC., a Michigan corporation (the “Company”), and NATIONAL CITY BANK (the “Rights Agent”), provides as follows:
WITNESSETH
     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated April 15, 1997, as amended effective March 19, 2004 (the “Rights Agreement”), specifying the terms of the Rights; and
     WHEREAS, the Company intends to enter into an Agreement and Plan of Share Exchange with Cap Rock Holding Corporation, a Delaware corporation, and Semco Holding Corporation, a Delaware corporation; and
     WHEREAS, Section 26 of the Rights Agreement (“Section 26”) permits the Company and the Rights Agent, at any time before the Distribution Date to supplement or amend the Rights Agreement, and, in accordance with such Section 26, the Company and the Rights Agent desire to amend the Rights Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the premises, the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
     1. Definitions All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Rights Agreement.

     2. Amendments
          (A) Section 1(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
     “Notwithstanding anything to the contrary in this Agreement: (A) neither Cap Rock Holding, nor Parent nor any of their respective existing or future Affiliates or Associates shall be deemed to be an Acquiring Person by virtue of: (w) the execution and delivery of the Exchange Agreement by the parties thereto; (x) any actions taken or effected pursuant to the Exchange Agreement or the performance of any obligations thereunder; (y) the acquisition of Common Stock (including shares of Common Stock issued upon the conversion of Series B Preferred Stock), including, without limitation, the acquisition of shares of Common Stock by Parent pursuant to the Exchange Agreement; or (z) the consummation of the other transactions contemplated by the Exchange Agreement (including, without limitation, the consummation of the Exchange (as defined in the Exchange Agreement)) (each of the events set forth in this clause (A), an “Exempt Event”); and (B) neither Cap Rock Holding, nor Parent nor any of their respective existing or future Affiliates or Associates shall be deemed to be an Acquiring Person by virtue of any action not referred to in the preceding clause (A) that is taken by Cap Rock Holding or Parent or any of their respective existing or future Affiliates or Associates in connection with, or as contemplated by, any Exempt Event.”
          (B) Section 7(a) of the Rights Agreement is hereby amended and restated to read as follows:
          (a) subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share of Preference Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) the close of business on April 15, 2007 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, or (iii) the time that is immediately prior to the Effective Time (as defined in the Exchange Agreement) (the earlier of

(i), (ii) and (iii) being herein referred to as the “Expiration Date”). The Company shall inform the Rights Agent promptly after the occurrence of the Effective Time (as defined in the Exchange Agreement) that the Expiration Date has occurred.
          (C) Section 1 of the Rights Agreement is hereby amended to add the following defined terms at the end thereof:
          “(x) “Exchange Agreement” shall mean the Agreement and Plan of Share Exchange dated as of February 22, 2007 among the Company, Cap Rock Holding Corporation, a Delaware corporation (“Cap Rock Holding”), and Semco Holding Corporation, a Delaware corporation and a wholly-owned subsidiary of Cap Rock Holding (“Parent”), as the same may be amended, revised, modified or otherwise supplemented from time to time.
          “(y) “Exempt Event” shall have the meaning set forth in Section 1(a) hereof.
          “(z) “Cap Rock Holding” shall have the meaning set forth in Section 1(x) hereof.
          “(bb) “Parent” shall have the meaning set forth in Section 1(x) hereof.”
(D) Section 29 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:
“Notwithstanding the foregoing, nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any Exempt Event.”
(F) The following new Section 35 is hereby added to the Rights Agreement:
     “Section 35. Exemption of Certain Parties and Actions. Notwithstanding anything to the contrary contained in this Agreement: (i) the provisions of Section 3(a), 7(a), 11(a)(ii) and 13 shall not apply with respect to any Exempt Event or any other action undertaken by Cap Rock Holding or Parent or any of their respective existing or future Affiliates or Associates in connection with, or as contemplated by, any Exempt Event; and (ii) no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred as a result of such execution or any Exempt Event or any such action.”

     4. No Other Amendments. Except as expressly amended hereby, the terms of the Rights Agreement shall remain in full force and effect in all respects. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.
     5. Effectiveness. This Amendment shall be effective as of February 22, 2007, as fully as if executed by both parties on such date.
     6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
     7. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

SEMCO ENERGY, INC.
By:	/X/ Donald W. Thomason
Donald W. Thomason
Chairman of the Board of Directors

NATIONAL CITY BANK, as Rights Agent
By:	/X/ Matthew Hostelley
	Name:	Matthew Hostelley
	Title:	VP

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